Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Concentra® Announces Closing of Pivot Onsite Innovations Acquisition

ADDISON, TEXAS — Concentra Group Holdings Parent, Inc. (“Concentra,” “the Company,” “we,” “us,” or “our”) (NYSE: CON), the nation’s largest provider of occupational health services, today announced the closing of the transaction to acquire Pivot Onsite Innovations from Athletico Physical Therapy. Pivot Onsite Innovations is a leader in the onsite health industry with over 200 onsite health clinics at employer locations in over 40 states.

“We are very excited about the addition of Pivot Onsite Innovations to Concentra Onsite Health,” said Matt DiCanio, Concentra’s President and Chief Financial Officer. “This collaboration doubles the size of our growing Concentra Onsite Health operating segment and fully aligns with our business, mission, and growth strategy. It truly showcases our commitment to not only investing in but also scaling our onsite health clinics business.”

“Joining forces with Pivot Onsite Innovations expands upon our ability to deliver accessible occupational health and advanced primary care to large employers and their employees. Beyond our enhanced service offerings, we remain steadfast in ensuring customers continue to receive personalized service and high-quality clinical care,” said Mike Rhine, Executive Vice President, Chief Operating Officer, Onsite Health and Telemedicine. “Our combined teams and resources will elevate standards of care in onsite health and further enhance Concentra’s ongoing efforts to develop innovative direct-to-employer health solutions that promote a healthier, safer, and more productive workforce.”

Pivot Onsite Innovations colleagues have provided high-quality occupational health, wellness, prevention, and performance services for over two decades, delivering improved health outcomes for employees at leading organizations across the country. With the addition of Pivot Onsite Innovations, Concentra’s Onsite Health organization will expand to approximately 350 onsite health clinics at employer worksites in over 40 states. Customers will benefit as the Company leverages over 50 years of combined onsite health experience and expertise to continue to provide trusted care in support of its mission to improve the health of America’s workforce, one patient at a time.

“The goal for the streamlined single organization is to build on the past decades of providing high-quality service to customers while offering advancement opportunities for our colleagues. Together, we can deliver expanded services and continue to build on what each of us has achieved individually,” said Dr. Lawrence J. Goren, Founder and Chief Medical Officer of Pivot Onsite Innovations.

We are committed to ensuring a seamless transition for Pivot’s clients, with no disruption to current services. Pivot’s customers will continue to receive care from their trusted, familiar teams, backed by Concentra’s expanded resources and capabilities. Key leaders from Pivot Onsite Innovations, including Dr. Goren, Scott Goren, and Paul Goren, have transitioned to Concentra Onsite Health, bringing their leadership and expertise to ensure business continuity and foster continued business growth.

The Company acquired Pivot Onsite Innovations for a purchase price of $55 million, subject to adjustment in accordance with the terms and conditions set forth in the Purchase Agreement. The transaction was financed using a combination of cash on hand and available borrowing capacity under its existing revolving credit facility.

About Concentra

Concentra is the largest provider of occupational health services in the United States by number of locations, with the mission of improving the health of America’s workforce, one patient at a time. Our approximately 12,000 colleagues and affiliated physicians and clinicians support the delivery of an extensive suite of services, including occupational and consumer health services and other direct-to-employer care. We support the care of approximately 50,000 patients each day on average across 45 states at our 627 occupational health centers, 160 onsite health clinics at employer worksites, and Concentra Telemed as of March 31, 2025.

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Investor contact:

Bill Chapman
Vice President, Strategy and Investor Relations
972-725-6488
ir@concentra.com

Media contact:

Lynn Craig

Senior Director, Marketing

972-720-7862

mediarelations@Concentra.com

Source: Concentra Group Holdings Parent, Inc.